                                   PAINEWEBBER
                                    PREFERRED
                                      YIELD
                                      FUND,
                                      L.P.

                               ANNUAL REPORT 1995

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.



                                    CONTENTS

                       MESSAGE TO CLASS A LIMITED PARTNERS

                                       TWO

                              FINANCIAL HIGHLIGHTS

                                      FOUR

                               THE YEAR IN REVIEW

                                      FIVE

                                  LOOKING AHEAD

                                      SEVEN

                      ANSWERS TO FREQUENTLY ASKED QUESTIONS

                                      EIGHT

                    SCHEDULE OF TYPE OF EQUIPMENT INVESTMENTS

                                      NINE

                              FINANCIAL STATEMENTS

                                     ELEVEN

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  TWENTY-THREE

                              PARTNERSHIP DIRECTORY

                                  TWENTY-SEVEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                       MESSAGE TO CLASS A LIMITED PARTNERS
                                 APRIL 15, 1996

Dear Limited Partner:

Enclosed is the Annual Report for the year ended December 31, 1995 for PaineWebber Preferred Yield Fund, L.P. Following this letter, you will find highlights of the financial statements, an overview of the industry, a review of the Partnership's performance and audited financial statements for the year ended December 31, 1995.

The Partnership's portfolio consisted of equipment with original purchase prices (including acquisition fees) totalling approximately $78.2 million as of year-end 1995. All equipment acquired is subject to triple net leases with unaffiliated third party lessees. Based on original acquisition cost, approximately 55% of the Partnership's remaining equipment portfolio at December 31, 1995 was leased to investment grade lessees.

At year-end 1995, appraised values of the Partnership's equipment totalled $37.0 million, as determined by an independent equipment appraisal firm. Based upon the Partnership's liquidation methodology, the appraised value of the Partnership's equipment plus the remaining net assets of the Partnership resulted in a year-end estimated annual valuation of $230 per $500 Unit, down from $255 per $500 Unit at year-end 1994.

During 1995, investors received distributions totalling $70 per $500 Unit. Assuming an investor was admitted in the Partnership's initial closing, cumulative cash distributions received through year-end 1995 totalled approximately $387 per $500 Unit. The capital equipment owned by the Partnership are depreciating assets and the ultimate value received at the time of the sale of the equipment will be less than the original cost. Therefore, a portion of each distribution during the life of the Partnership will constitute a return of capital. While cash distributions have met the Partnership's original distribution objective, the overall return is directly correlated to both lease rates and the ultimate value of the equipment at the time of sale. Consequently, an investor's total return on investment can only be estimated until all cash flows from the releasing and sale of the equipment are received and the Partnership is liquidated. During 1996, leases of equipment with original purchase prices totalling approximately $16 million are scheduled to expire.

On December 11, 1995, the Partnership entered into a Master Lease Agreement under which it assigned certain economic rights for specified user leases to an unaffiliated third party in return for a series of payments under the Master Lease, the amount and the term of which exceeded the underlying user leases assigned. Shortly thereafter, the Partnership accepted prepayment of the present value of the Master Lease rentals, which equalled approximately $11.3 million. The Partnership entered into the Master Lease Agreement because it allowed the Partnership to realize, on an economic basis, a premium on the estimated economics (non-cancellable lease rentals and projected residual values) for the related user leases and to purchase additional leased equipment that, based upon the anticipated economics, would enhance the overall results of the Partnership. This prepayment of the Master Lease rentals did, however, increase net taxable income in 1995 to approximately $92 per $500 Unit.

                                       TWO

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

Since the reinvestment period ended on March 31, 1996, the Partnership has entered the final stage of its operation. As a result, the Partnership will no longer commit to purchase any additional equipment, and net cash flow from operations and equipment sales will be distributed to the partners according to allocation provisions of the Partnership Agreement. Prior to March 31, 1996, the Partnership was able to commit to purchase additional equipment and the Partnership will purchase such additional equipment during 1996. As described in the "Looking Ahead" section of this report (page seven), the General Partners are considering a possible change in the timing of cash distributions for the second half of 1996.

Please feel free to call the Partnership at (800) 288-0922 with any questions you have regarding your investment.

Very truly yours,

/s/John F. Olmstead                           /s/Stephen R. Dyer
- -------------------                           ------------------
John F. Olmstead                              Stephen R. Dyer
President                                     President
CAI Equipment Leasing Corporation             General Equipment Management, Inc.

                                     THREE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                              FINANCIAL HIGHLIGHTS

                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                 As of December 31, 1990
                                                                                               or for the Period from the
                                                                                               Commencement of Operations
                                                  As of December 31 or                          (June 22, 1990) through
                                             For the Year Ended December 31                         December 31, 1990
- -------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS               1995         1994         1993          1992         1991
Total Revenues(1)              $16,383      $18,150       $21,469      $22,138      $17,491              $ 4,121
Net Income                       3,957        2,671         2,686        5,488        5,906                1,291
Distributions                   11,473       11,473        11,473       11,460       10,422                2,338

PER UNIT RESULTS

Net Income(2)                    22.14        11.70         10.78        28.51        35.83                17.98
Distributions(3)                 70.00        70.00         70.00        70.00        70.00                36.53

FINANCIAL POSITION

Total Assets                    53,302       49,116        57,919       62,930       67,369               51,243
Total Partners' Equity(4)       34,113       41,629        50,432       59,219       64,742               49,653

(1) Includes net losses on disposition of equipment and other of $278,882 and $223,353 for the years ended December 31, 1994 and 1993, respectively, and net gains on disposition of equipment of $179,352, $297,718 and $158,382 for the years ended December 31, 1995, 1992 and 1991, respectively.

(2) Calculated based upon the weighted average number of units outstanding.

(3) Distribution amounts are reflected during the period in which the cash for the distributions was generated and a portion of each distribution is a return of capital. Distribution amounts shown are applicable to limited partners admitted in the initial closing.

(4) Total Partners' Equity is increased by net income and capital contributions to the Partnership, net of syndication costs, and is reduced by distributions to the partners.

Total revenue for 1995 was $16.4 million, a decrease of $1.7 million, or 9.7%, from 1994 revenues. Rentals from operating leases declined in 1995 due to a reduction of the amount of equipment subject to leases, as sales and dispositions of equipment exceeded purchases, and to the continued change from shorter term, high rate leases to longer term, lower rate leases. The Partnership generated net income of approximately $4.0 million in 1995, an increase of approximately $1.3 million, or 48%, from the 1994 net income. The reason for the increase was a reduction in the provision for losses and bad debts. As a result of these provisions, the total expenses for 1995 were $12.4 million, a decrease of 19.7% from the 1994 expenses of $15.5 million. This decrease in total expenses during 1995 was also a result of a reduction in depreciation expense due to the reduction in the equipment base.

                                      FOUR

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                               THE YEAR IN REVIEW

                               EQUIPMENT PORTFOLIO

As of December 31, 1995, the Partnership had purchased equipment with original acquisition prices totalling approximately $131.7 million. As shown in the following chart, after accounting for equipment sales upon lease termination, approximately $78.2 million, or 59%, of the acquired equipment (based on original cost) remained in the portfolio at year-end 1995 versus $84.2 million at year-end 1994. The equipment had an appraised value of $37.0 million as of December 31, 1995 as compared to $46.7 million at December 31, 1994. In addition to the ongoing operation of the Partnership, including the economic depreciation of the equipment portfolio, another factor in the decrease in the equipment appraisal was the prepayment of the Master Lease Agreement ("Master Lease") in December 1995. The prepayment of the Master Lease, which covered the remaining original underlying lease term, a renewal period and an amount in excess of the originally expected residual value of the equipment, resulted in no value being ascribed to the related equipment in the 1995 appraisal. However, any equipment acquired by year-end with the proceeds of the prepayment was included in the 1995 equipment appraisal. In addition, any remaining cash from the prepayment was included in the per Unit estimated annual valuation calculation.

               CUMULATIVE EQUIPMENT ACQUISITIONS AND DISPOSITIONS
                                  IN MILLIONS

                          [Customer must supply copy.
                   Not enough information to complete table]

From inception through year-end 1995, the Partnership had generated cash from operations, sales and lease financings in excess of distribution requirements of approximately $69.2 million, of which $61.2 million had been utilized to acquire additional leased equipment pursuant to the Partnership's reinvestment program. Approximately $14.3 million of equipment was acquired during 1995, pursuant to the reinvestment program. The Partnership will no longer commit to acquire additional equipment since the reinvestment program ended in March 1996. Please note that as of December 31, 1995, the Partnership had $8.0 million available for existing commitments to purchase additional equipment during 1996. Approximately $3.6 million of additional equipment has actually been purchased since December 31, 1995.

As discussed above, on December 11, 1995, the Partnership entered into the Master Lease with an unaffiliated third party for a term of approximately 110 months. Under the terms of the Master Lease, the Partnership assigned certain economic rights to specified user leases, with remaining lease terms ranging from 10 to 55 months. The economic rights assigned consisted of future minimum lease rentals under non-cancellable leases totalling approximately $7.6 million at December 15, 1995, and estimated future residual

                                      FIVE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

values of approximately $4.3 million. Shortly thereafter, the Partnership agreed to accept on a discounted basis (at a rate of 8.25%) approximately $11.3 million as full payment for the rent due under this Master Lease. Upon expiration of the Master Lease, the economic benefits of all equipment still being leased by third parties as well as a portion of the residual value, if any, of such equipment based upon a formula will revert to the Partnership. This transaction was primarily responsible for the increase in liquidity at December 31, 1995. Most of the proceeds from the prepayment have been or will be utilized for equipment reinvestment.

                           ESTIMATED ANNUAL VALUATIONS

The estimated annual valuation is based upon an independent appraisal that takes into account the present value of both the future contracted lease payments and the projected residual values of the equipment. Once the appraised value is provided to the General Partners, the General Partners calculate an estimated annual value per Unit by taking into account the remaining net assets of the Partnership and the allocation and distribution provisions of the Partnership Agreement. As of December 31, 1995, the estimated annual valuation was $230 per $500 Unit. The reduction in the estimated annual valuation from $255 per Unit in 1994 is attributable to the distribution to limited partners of approximately $11.5 million in cash that was generated in 1995 (the present value of which was included in the 1994 estimated annual valuation). However, the reduction for the 1995 cash distribution was partially offset by the improved operations of the Partnership and the net prepayment received pursuant to the Master Lease.

         CUMULATIVE CASH DISTRIBUTIONS AND ESTIMATED ANNUAL VALUATIONS

                          [Customer must supply copy.
                 Not enough information provided to set table]

It is important to note, however, that the estimated annual valuation of $230 per $500 Unit does not necessarily represent a price that actually could be realized if interests in the Partnership were sold today, or the future benefits available if a limited partner holds his Units through the life of the Partnership. Similarly, this estimated value does not necessarily represent the amount an investor would have received if the Partnership had liquidated at year-end, nor does it take into account any discount to reflect that there is no public market for the Units.

                                      SIX

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

As you are aware, the Partnership Units were designed for long-term investment. While the values for most other securities are generally obtained by looking at market trading prices as quoted on the stock exchanges, the Units are not traded on any organized stock exchange and only a limited number of shares change hands during the year. As a result, prices obtained from isolated secondary market transactions may not be a reliable indicator of the value of a Unit in the Partnership.

The General Partners are aware that, pursuant to the regulations of the Internal Revenue Service (the "IRS"), custodians of Individual Retirement Accounts ("IRAs") annually provide to the IRS and IRA holders year-end estimated values for securities held in their clients' IRAs. Some custodians may choose to meet this obligation by obtaining estimated values of limited partnership interests from a third party valuation firm, which estimates may differ from the estimated annual valuation reported in this Annual Report due to, among other things, differences in methodology. Further, independent valuation firms discount their values to account for a lack of marketability, lack of control and other relevant factors to arrive at their third party estimated values. Investors should discuss with their custodian any questions about estimates of value communicated by that custodian.

                                  LOOKING AHEAD

The General Partners believe that the Partnership will generate sufficient cash flow from operations during 1996 to enable the Partnership to meet its current operating requirements, to fund cash distributions to the Class A limited partners at an annualized rate of 14% on their capital contributions, and to the Class B limited partner at an annualized rate of 11% on its capital contributions. During 1996, leases of equipment with original purchase prices totalling approximately $16 million are scheduled to expire. The Partnership's success in extending the leases of, re-marketing or selling equipment upon lease expiration will determine the ultimate performance of the Partnership. With the expiration of the reinvestment period in March 1996, the Partnership has entered its final stage where net cash flow from operations and equipment sales will be distributed to the partners in accordance with the allocation provisions of the Partnership Agreement. Prior to March 31, 1996, the Partnership was able to commit to purchase additional equipment and will purchase such additional equipment during 1996. As of December 31, 1996, the Partnership had $8.0 million available for existing commitments to purchase additional equipment during 1996. Approximately $3.6 million of additional equipment has actually been purchased since December 31, 1995.

While distributions will continue to be paid to limited partners on a monthly basis throughout the first half of 1996, the General Partners are considering paying distributions on a quarterly basis thereafter, in order to minimize administrative expenses while the portfolio is reduced by sales of the equipment.

                                     SEVEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                      ANSWERS TO FREQUENTLY ASKED QUESTIONS

1. WHY IS AN INVESTOR'S ORIGINAL CAPITAL RETURNED CONTINUOUSLY AND NOT AT THE TERMINATION OF THE PARTNERSHIP AS IT WOULD AT THE MATURITY OF A BOND?

    The capital equipment owned by the Partnership are depreciating assets and the ultimate value received at the time of the sale of the equipment will be less than the original cost. Therefore, until an investor receives their initial investment back, at least a portion of the distributions received will constitute a return of capital. It is important to note that, because the ultimate value of the equipment cannot be determined until the time it is sold, the exact amount of the distributions that represents a return of capital is an estimate only and the actual amount can only be determined at the end of the Partnership. Also, estimates of equipment residual values can vary from year to year and the estimated annual values in future years will reflect changes in the portfolio.

2. WHY IS MY INVESTMENT IN THE PARTNERSHIP APPRAISED AT A LOWER AMOUNT THAN LAST YEAR?

    The equipment owned by the Partnership are depreciating assets, since the equipment will over time be worth less as it is utilized by the lessee. As discussed above, distributions generated from the rental payments of the assets include a return of investors' original capital as well as a return on investment. At the end of every year the Partnership has the equipment appraised and this valuation is used to calculate the estimated annual valuation per Unit. As of December 31, 1995, the per Unit valuation was $230 per $500 Unit, which is down from $255 per $500 Unit at the end of 1994.

3.  WHEN IS THE PARTNERSHIP LIKELY TO TERMINATE?

    While the Partnership is required to dissolve and distribute all of its assets no later than December 31, 2005, the General Partners currently anticipate that all equipment could be sold and that the Partnership could be liquidated by late 1998. With the expiration of the reinvestment period, distributable cash flow in excess of the operating requirements will be distributed to the limited partners in accordance with the allocation provisions of the Partnership Agreement.

4.  HOW WILL THE CASH RECEIVED FROM THE PREPAYMENT OF THE MASTER LEASE BE
    UTILIZED?

    A significant portion of the approximate $11.3 million of rent proceeds was utilized to acquire equipment or was committed to acquire additional equipment pursuant to the reinvestment program.

5. WHY WAS THE NET TAXABLE INCOME OF $91.88 PER $500 UNIT IN 1995 SO MUCH HIGHER THAN THE NET TAXABLE INCOME IN 1994?

    The cash received in December 1995 from the prepaid rent of the Master Lease was taxable income in 1995 and accounted for most of the increase in taxable income when compared to 1994. For further details, please see footnote 11 to the financial statements on page twenty.

                                      EIGHT

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                    SCHEDULE OF TYPE OF EQUIPMENT INVESTMENTS

                       AS OF DECEMBER 31, 1995 (UNAUDITED)

EQUIPMENT TYPE(1)                   ORIGINAL COST(2)       % OF PORTFOLIO
- --------------------------------------------------------------------------------
Industrial (Includes Forklifts)     $   15,076,312             19.55%

Manufacturing                           13,743,150             17.81

Transportation                          11,211,669             14.53

Furniture and Fixtures                   8,708,234             11.29

Communication                            6,836,554              8.87

PCs and Workstations                     6,286,595              8.14

Mining and Construction                  5,743,665              7.44

Peripherals and Printers                 5,651,602              7.32

Medical and Research                     3,152,582              4.09

Other                                      741,685              0.96
- --------------------------------------------------------------------------------
TOTAL                                  $77,152,048(3)         100.00%
- --------------------------------------------------------------------------------

(1) Includes equipment subject to direct financing leases.

(2) Such amounts include related acquisition fees.

(3) Excludes off lease equipment held for sale or re-lease that had associated original cost of $1,056,470. Substantially all of such equipment was computer related equipment.

                                      NINE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                              FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                                     TWELVE

                              STATEMENTS OF INCOME

                                    THIRTEEN

                         STATEMENTS OF PARTNERS' EQUITY

                                    FOURTEEN

                            STATEMENTS OF CASH FLOWS

                                     FIFTEEN

                          NOTES TO FINANCIAL STATEMENTS

                                     SIXTEEN

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                   TWENTY-TWO


                                     ELEVEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                      1995                1994
- -------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents (Note 4)                                                 $ 9,235,759          $ 3,870,361

Rent and other receivables, net of allowances for bad
   debts of $144,421 and $75,000 at December 31, 1995
   and 1994, respectively (Note 5)                                                     837,380            1,387,287

Equipment held for sale or lease, net of accumulated depreciation of $847,848 and 2,619,651 in 1995 and 1994, respectively, and allowances for losses of
   $152,227 and $431,765 at December 31,1995 and 1994, respectively (Note 7)            56,395              306,319

Net investment in direct financing leases (Note 6)                                   3,527,277            3,643,733

Equipment on operating leases, net of accumulated depreciation of $29,400,612 and $32,279,366 at December 31, 1995, and 1994, respectively, and allowances for equipment impairment of $724,212 and $1,983,288 at
   December 31, 1995 and 1994, respectively (Note 7)                                39,625,794           39,902,131

Other assets, net                                                                       19,406                6,042
- -------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                    $53,302,011          $49,115,873
- -------------------------------------------------------------------------------------------------------------------

LIABILITIES AND PARTNERS' EQUITY

Liabilities:

   Prepaid rent (Note 7)                                                           $11,124,724   $                -

   Accounts payable and accrued liabilities                                            531,458              408,887

   Payables to affiliates (Note 10)                                                    639,846              410,071

   Interest payable                                                                     22,288               21,841

   Deferred rental income and deposits                                                 911,517              902,610

   Distributions payable to partners                                                 1,211,123            1,211,123

   Discounted lease rentals (Note 8)                                                 4,747,859            4,531,890
- -------------------------------------------------------------------------------------------------------------------
      Total Liabilities                                                             19,188,815            7,486,422
- -------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Note 12)

Partners' Equity:

   General Partners                                                                  1,612,447            1,453,727

   Limited Partners:
      Class A (142,128 Units outstanding at December 31, 1995 and 1994)             28,417,629           35,219,952
      Class B                                                                        4,083,120            4,955,772
- -------------------------------------------------------------------------------------------------------------------
         Total Partners' Equity                                                     34,113,196           41,629,451
- -------------------------------------------------------------------------------------------------------------------
         Total Liabilities and Partners' Equity                                    $53,302,011          $49,115,873
- -------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                                     TWELVE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                  1995                 1994                1993
- -------------------------------------------------------------------------------------------------------------------
REVENUE:

   Rentals from operating leases                               $15,249,237         $17,656,811          $20,916,760

   Direct finance lease income                                     602,486             620,797              543,084

   Gain (loss) on sale of equipment and other                      179,352            (278,882)            (223,353)

   Interest income                                                 202,126             151,072              232,771

   Other Income                                                    149,449                   -                    -
- -------------------------------------------------------------------------------------------------------------------
                                                                16,382,650          18,149,798           21,469,262
- -------------------------------------------------------------------------------------------------------------------
EXPENSES:

   Depreciation and amortization                                10,764,228          12,426,729           16,122,424

   Management and disposition fees (Note 10)                       649,516             669,055              794,231

   Provision for losses and bad debts                              447,900           1,797,472            1,632,629

   General and administrative (Note 10)                            287,493             280,141              189,566

   Interest                                                        276,427             305,788               44,374
- -------------------------------------------------------------------------------------------------------------------
                                                                12,425,564          15,479,185           18,783,224
- -------------------------------------------------------------------------------------------------------------------

NET INCOME                                                     $ 3,957,086         $ 2,670,613          $ 2,686,038
- -------------------------------------------------------------------------------------------------------------------
NET INCOME ALLOCATED:

   To the General Partners                                     $   732,387         $   903,363          $ 1,017,791

   To the Class A Limited Partners                               3,146,637           1,663,093            1,531,496

   To the Class B Limited Partner                                   78,062             104,157              136,751
- -------------------------------------------------------------------------------------------------------------------
                                                               $ 3,957,086         $ 2,670,613          $ 2,686,038
- -------------------------------------------------------------------------------------------------------------------
NET INCOME PER WEIGHTED AVERAGE NUMBER
   OF UNITS OF CLASS A LIMITED PARTNER
   INTEREST OUTSTANDING                                        $     22.14         $     11.70          $     10.78
- -------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF UNITS OF
   CLASS A LIMITED PARTNER INTEREST
   OUTSTANDING                                                     142,128             142,128              142,128
- -------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                                    THIRTEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                         STATEMENTS OF PARTNERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 CLASS A              CLASS B
                                             GENERAL             LIMITED              LIMITED
                                            PARTNERS            PARTNERS              PARTNER             TOTAL
- -------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                 $  679,907          $51,923,283          $6,616,292         $ 59,219,482
   Net income                               1,017,791            1,531,496             136,751            2,686,038
   Distributions declared to partners        (573,667)          (9,948,960)           (950,714)         (11,473,341)
- -------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                  1,124,031           43,505,819           5,802,329           50,432,179
   Net income                                 903,363            1,663,093             104,157            2,670,613
   Distributions to Partners                 (573,667)          (9,948,960)           (950,714)         (11,473,341)
- -------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                  1,453,727           35,219,952           4,955,772           41,629,451
   Net income                                 732,387            3,146,637              78,062            3,957,086
   Distributions declared to partners        (573,667)          (9,948,960)           (950,714)         (11,473,341)
- -------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 $1,612,447          $28,417,629          $4,083,120         $ 34,113,196
- -------------------------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                                    FOURTEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                     1995               1994                1993
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                   $  3,957,086       $  2,670,613        $  2,686,038
   Adjustments to reconcile net income to net
     cash used for operating activities:
       Depreciation and amortization                              10,764,228         12,426,729          16,122,424
       Provision for losses and bad debts                            447,900          1,797,472           1,803,353
       (Gain) loss on sale of equipment                             (179,352)           278,882             223,353
       Decrease (increase) in rent and other receivables             400,056           (573,955)            (13,094)
       Increase in accounts payable and accrued liabilities          122,571             52,363             279,400
       Increase (decrease) in payables to affiliates                 229,775             62,745             (86,918)
       Increase in accrued interest payable                              447              9,388               9,934
       Increase (decrease) in deferred rental income
         and deposits                                                  8,907           (101,212)            (78,897)
       Increase in other assets                                      (19,406)                 -                   -
- -------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                15,732,212         16,623,025          20,945,593
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Recovery of investment in direct financing leases               1,518,138          1,057,836             716,835
   Proceeds from sale of equipment and other                       2,594,979          2,965,115           3,691,210
   Purchases of equipment on operating leases                    (13,747,672)       (10,535,586)        (14,993,945)
   Investment in direct financing leases                            (599,611)          (852,472)         (2,401,457)
- -------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                       (10,234,166)        (7,365,107)        (12,987,357)
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Prepaid rent                                                   11,124,724                  -                   -
   Proceeds from discounted lease rentals                          2,508,339          1,812,301           4,520,052
   Repayment of discounted lease rentals                          (2,292,370)        (1,835,996)           (282,593)
   Cash distributions paid to partners                           (11,473,341)       (11,473,341)        (11,588,074)
- -------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                          (132,648)       (11,497,036)         (7,350,615)
- -------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                            5,365,398         (2,239,118)            607,621
- -------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                          3,870,361          6,109,479           5,501,858
- -------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $  9,235,759       $  3,870,361        $  6,109,479
- -------------------------------------------------------------------------------------------------------------------
Supplemental schedule of cash flow information:
   Interest paid                                                $    275,980       $    296,400        $     34,440
- -------------------------------------------------------------------------------------------------------------------
NONCASH TRANSACTIONS
Distribution to partners accrued but not paid                   $  1,211,123       $  1,211,123        $  1,211,123
- -------------------------------------------------------------------------------------------------------------------
Equipment subject to operating leases converted to
   direct financing leases at renewal                           $    879,978       $          -        $          -
- -------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                                     FIFTEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                          NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION PaineWebber Preferred Yield Fund, L.P. (the "Partnership"), a Delaware limited partnership, maintains its accounting records and prepares financial statements on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates by management relate to the allowance for losses and estimated residual or salvage values. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS The Partnership invests working capital and cash flow from operations prior to its distribution to the partners or its reinvestment in additional equipment in short-term, highly liquid investments. These investments are recorded at cost which approximates fair market value.

For purposes of the balance sheets and the statements of cash flows, the Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

DIRECT FINANCING LEASES At lease commencement, the Partnership records the lease receivable, estimated residual value of the equipment and unearned income. The original unearned income is equal to the receivable plus the estimated residual value less the cost of the equipment, including the acquisition fees paid to the Managing General Partner. The unearned income is recognized as revenue over the lease term at a constant rate of return on the net investment in the lease. Residual values are recorded at lease inception equal to the estimated value of the Partnership's leased equipment at lease termination (which in certain circumstances includes anticipated re-lease proceeds). In estimating such values, independent appraisals and other circumstances regarding the equipment and the lessee are considered. Thereafter, residual estimates are re-evaluated each quarter.

OPERATING LEASES Rentals from operating leases are recognized on a straight-line basis over the term of the lease. Equipment on operating leases is stated at cost, including the acquisition fees paid to the Managing General Partner, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the lease terms, ranging from two to seven years, to an amount equal to the equipment's estimated fair market residual value at the lease termination date. In estimating such values, independent appraisals and other circumstances regarding the equipment and the lessee are considered. Thereafter, residual estimates are re-evaluated each quarter. If the General Partners believe that the value of an item of equipment has been other than temporarily impaired, the Partnership will record a provision for loss to reflect the recoverability of the Partnership's investment in the item of equipment.

IMPACT OF FUTURE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD The Financial Accounting Standards Board recently issued FASB 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of" ("FAS 121"). FAS 121 requires companies to review their long-lived assets, such as the Partnership's leased equipment, and certain identifiable intangibles for impairment whenever events and changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Partnership will be required to adopt the provisions of FAS 121 as of January 1996. The General Partners believe that based upon current operations and current methods used to evaluate declines in market value, the future adoption of FAS 121 will not have a material impact on the Partnership's financial condition or results of operations.

NONRECOURSE DISCOUNTING OF RENTALS The Partnership may assign the rentals from leases to financial institutions at fixed interest rates on a non-recourse basis. In return for such future lease payments, the Partnership receives the discounted value of the rental payments in cash. The notes are collateralized by the lease, the related lease payments and the underlying equipment. Cash proceeds from such financings are recorded on the balance sheet as discounted lease rentals. As lessees make payments to the financial institutions, interest expense is recorded and the outstanding balance of discounted lease rentals is reduced.

DISPOSITION OF EQUIPMENT When equipment is sold or disposed of, the asset and related accumulated depreciation and allowance for loss, if any, are removed from the accounts and a gain or loss is recognized.

ORGANIZATION COSTS Organization costs, which are included in other assets, are amortized using the straight-line method over a period of five years.

DEFERRED RENTAL INCOME Lease revenues received but not yet earned are deferred and recognized as income when earned.

INCOME TAXES No provision for income taxes has been made in the financial statements since taxes on Partnership income are the responsibility of the individual partners rather than the Partnership.

NET INCOME PER UNIT OF CLASS A LIMITED PARTNER INTEREST The net income per Unit of Class A Limited Partner Interest is computed by dividing the net income allocated to the Class A Limited Partners by the weighted average number of Units of Class A Limited Partner Interest outstanding during the period.

2. ORGANIZATION OF THE PARTNERSHIP

The Partnership was formed on December 18, 1989 for the purpose of acquiring and leasing general equipment and office technology equipment. The Partnership acquired and will con-

                                    SIXTEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

tinue to acquire on an all-cash basis, a portfolio of equipment subject to triple net leases (i.e. repairs, insurance and taxes are paid by the lessees) with unaffiliated third parties.

The Managing General Partner of the Partnership is CAI Equipment Leasing II Corp., a wholly-owned subsidiary of Capital Associates, Inc., and the Administrative General Partner is General Equipment Management, Inc., a wholly-owned subsidiary of Paine Webber Group Inc. (The Managing General Partner and the Administrative General Partner are sometimes hereinafter collectively referred to as the "General Partners.")

Capital Associates International, Inc. ("CAII"), an affiliate of the Managing General Partner, is the Class B Limited Partner. The Class B Limited Partner contributed equipment to the Partnership having a fair market value equal to 12.5% of the aggregate acquisition value of the equipment purchased with the offering proceeds received from the sale of the Units of Class A Limited Partner Interest ("Units") and the equipment contributed by the Class B Limited Partner. The Class B Limited Partner satisfied its contribution obligation during 1992.

On March 12, 1990, the General Partners each contributed $100 to the capital of the Partnership. Between May 21, 1990 and April 19, 1991, 142,128 Units were sold at a price of $500 per Unit. Nine closings were held pursuant to which the Partnership received $71,064,000 of gross offering proceeds, of which $51,726,500 was received during 1990 and $19,337,500 was received during 1991. The Partnership incurred $8,952,640 of commissions and other offering expenses in connection with the sale of these Units, thus receiving $62,111,360 of net offering proceeds.

The Partnership conducted no activities and recognized no profits or losses prior to the initial closing on June 22, 1990, at which time the Partnership commenced operations. The Partnership has acquired a total of $131,729,161 of leased equipment, of which $14,347,283, $11,388,058, and 16,937,818 was acquired during 1995, 1994 and 1993, respectively. Additional equipment will be acquired by the Partnership during the remainder of the reinvestment period. The Partnership will not commit funds for reinvestment beyond March 31, 1996.

3. PARTNERSHIP ALLOCATIONS

CASH DISTRIBUTIONS

Cash distributions, which are based upon the results of operations and cash generated from operations other than liquidating distributions, are distributed 5% to the General Partners and 95% to the Class A Limited Partners and the Class B Limited Partner (collectively, the "Limited Partners"). The 95% distributed to the Limited Partners is generally allocated between the Class A Limited Partners and the Class B Limited Partner in the manner set forth in the following table.

                                                                                 CLASS A      CLASS B
                                                                                 LIMITED      LIMITED
                                                                                 PARTNERS     PARTNER   REINVESTED
- ------------------------------------------------------------------------------------------------------------------
1. DURING THE REINVESTMENT PERIOD:

(A) Until the Class A Limited Partners have received a 3.5% quarterly (14%
    annualized), cumulative distribution on their capital contributions            100.0%        --          --

(B) Cash remaining after (A) above and until the Class B Limited Partner has received a 2.75% quarterly (11% annualized) distribution on its capital
    contributions                                                                     --      100.0%         --

(C) Cash remaining after (B) above is to be reinvested in additional equipment        --         --       100.0%

2. AFTER THE REINVESTMENT PERIOD:

(A) Until the Class A Limited Partners have received a 3.5% quarterly (14%
    annualized), cumulative distribution on their capital contributions            100.0%        --          --

(B) Cash remaining after (A) above and until the Class B Limited Partner has received 2.75% quarterly (11% annualized) distribution on its capital
    contributions                                                                     --      100.0%         --

(C) Cash remaining after (B) above and until the Class A Limited Partners receive a return of their capital contributions, plus a 10% annual, cumulative distribution compounded quarterly on their adjusted capital
    contributions ("Payout")                                                        87.5%      12.5%         --

(D) Cash remaining after (C) above and until the Class B Limited Partner has received any previously undistributed portion of its 2.75% quarterly (11%
    annualized) distribution on its capital contributions                             --      100.0%         --

(E) Cash remaining after (D) above and until the Class B Limited Partner
    achieves Payout                                                                 12.5%      87.5%         --

(F) Cash remaining after (E) above                                                  70.0%      30.0%*        --

*subject to certain specified limitations.

                                   SEVENTEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

Upon liquidation of the Partnership, cash available for distribution will be distributed in accordance with the respective partners' capital accounts after all allocations of profits and losses.

PROFITS AND LOSSES

Profits (not including the special allocations discussed below) are first allocated to offset prior year losses, if any. Remaining profits are then allocated among the partners in the same manner that cash distributions are allocated, or would be allocated (as set forth above) if cash distributions were equal to the allocable profits.

Losses (not including the special allocations discussed below) are first allocated to offset prior year profits and then 1% to the General Partners and 99% to the Limited Partners. The 99% allocated to the Limited Partners is shared 87.5% to the Class A Limited Partners and 12.5% for the Class B Limited Partner.

There are several special allocation provisions included in the Partnership Agreement of which the two most significant are as follows: First, commissions and expenses paid in connection with the sale of Units are allocated 1% to the General Partners and 99% to the Limited Partners. The 99% allocated to the Limited Partners is shared 87.5% for the Class A Limited Partners and 12.5% for the Class B Limited Partner. Second, depreciation with respect to the equipment and any losses resulting from the sale of equipment are allocated 1% to the General Partners and 99% to the Limited Partners, until the cumulative amount of depreciation and losses so allocated to the Limited Partners equal their aggregate capital contributions, net of the commissions and other expenses paid in connection with the sale of the Units. The 99% allocated to the Limited Partners is shared by the Class A Limited Partners and the Class B Limited Partner in proportion to their respective net capital contributions. The General Partners are also specially allocated items of income to offset their 1% allocation of these two items.

4. CASH EQUIVALENTS

The Partnership invests working capital and cash flows from operations prior to its distribution to the partners or its reinvestment in additional equipment, in short-term, highly liquid investments. These investments are primarily short-term commercial paper issued by large domestic corporations. At December 31, 1995, the Partnership held short-term commercial paper issued by Ford Motor Credit Company, which was purchased for a price of $4,964,475 with a maturity value of $4,975,000 and commercial paper issued by Marsh McLellan, Inc., which was purchased for a price of $3,995,707 and had a maturity value of $4,000,000.

5. RENTS AND OTHER RECEIVABLES

Rents and other receivables consist primarily of accrued rents, accrued interest receivable, and property taxes billed but not collected. The Partnership provided allowances for uncollectable accounts of $144,421 and $75,000 at December 31, 1995 and 1994, respectively, with respect to such receivables.

6. NET INVESTMENT IN DIRECT FINANCING LEASES

The investment in direct financing leases at December 31, 1995 and 1994 consisted of the following:

                                                 1995                   1994
- --------------------------------------------------------------------------------
Minimum lease payments
receivable                                    $ 4,092,438           $ 3,844,282

Estimated unguaranteed
residual value                                    519,582               760,921
Unearned lease income                            (984,743)             (961,470)

Provision for losses                             (100,000)                   --
- --------------------------------------------------------------------------------
                                              $ 3,527,277           $ 3,643,733
- --------------------------------------------------------------------------------

Direct financing lease receivables at December 31, 1995 are due in installments as follows:

           YEAR ENDING
           DECEMBER 31,
           ------------------------------------------------------------------
           1996                                                    $1,575,299
           1997                                                     1,058,265
           1998                                                       521,832
           1999                                                       439,748
           2000                                                       328,574
           Thereafter                                                 168,720
           ------------------------------------------------------------------
                                                                   $4,092,438(1)
           ------------------------------------------------------------------

       (1) Includes a total of $470,355 relating to a lessee in bankruptcy. The Partnership has provided an allowance for loss of $100,000 with respect to the related carrying value.

At December 31, 1995, rental streams relating to 37% of the direct financing lease receivables have been discounted.

7. EQUIPMENT ON OPERATING LEASES

The following schedule provides an analysis of the Partnership's investment in equipment on operating leases as of December 31, 1995 and 1994:

                                                   1995                1994
- --------------------------------------------------------------------------------
Office technology and
communications equipment                       $ 16,960,659        $ 15,996,303

General equipment                                52,789,959          58,168,482
- --------------------------------------------------------------------------------
                                                 69,750,618          74,164,785
- --------------------------------------------------------------------------------
Less: Accumulated depreciation                  (29,400,612)        (32,279,366)
      Allowances for losses                        (724,212)         (1,983,288)
- --------------------------------------------------------------------------------
                                               $ 39,625,794        $ 39,902,131
- --------------------------------------------------------------------------------

Additionally, the Partnership owned equipment purchased for purchase prices aggregating $1,056,470 and $3,357,735 (net book value of $56,395 and $306,319), which was off-lease at December 31, 1995 and 1994, respectively.

                                    EIGHTEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

The following is a schedule by years of minimum future rentals on operating leases as of December 31, 1995:

         YEAR ENDING
         DECEMBER 31,
         ----------------------------------------------------
         1996                                     $11,796,574
         1997                                       8,307,943
         1998                                       5,034,686
         1999                                       2,361,218
         2000                                         572,733
         ----------------------------------------------------
                                                  $28,073,154
         ----------------------------------------------------

a.) PREPAYMENT OF LEASES

On December 11, 1995, the Partnership entered into a lease ("Master Lease") with an unaffiliated third party ("Master Lessee") for a term of approximately 110 months. Under the terms of the Master Lease, the Partnership assigned to the Master Lessee certain economic rights to certain user leases (with remaining lease terms ranging from 10 to 55 months) originally acquired by the Partnership for purchase prices aggregating $13,879,929 (including related acquisition fees) ("Master Lease Equipment") and which represented future minimum lease rentals under non-cancelable leases totaling $7,563,186. The Master Lessee prepaid ("Prepayment of Leases"), on a discounted basis at a rate of 8.25%, the rent due to the Partner-ship under the Master Lease in the amount of $11,257,741 of which $11,124,724 remained outstanding at December 31, 1995 and which is carried as prepaid rent on the balance sheet at such date and accounted for as a financing. The Master Lease term exceeds the related original user lease terms. Additionally, at the inception of the Master Lease the amount of the Prepayment of Leases exceeded the aggregate of the remaining rental payment due under the user leases and the residual (salvage) value estimates for the Master Lease Equip-ment subject to the user leases, on an undiscounted basis. The Partnership does not have any economic obligations relating to the Master Lease Equipment subject to the Master Lease until such equipment is returned upon the expiration of the Master Lease. Upon expiration of the Master Lease, the economic benefits of all Master Lease Equipment still being leased by third parties as well as a portion of the residual value of such equipment based upon a formula will revert to the Partnership.

8. DISCOUNTED LEASE RENTALS

Discounted lease rentals outstanding at December 31, 1995 bear interest at rates ranging from 5.31% to 10.83%. Aggregate maturities of these non-recourse obligations are as follows:

         YEAR ENDING
         DECEMBER 31,
         -------------------------------------------------------
         1996                                         $1,945,667
         1997                                          1,173,913
         1998                                            658,875
         1999                                            969,404
         -------------------------------------------------------
                                                      $4,747,859
         -------------------------------------------------------

9. CONCENTRATION OF CREDIT RISK

Approximately 66% of the Partnership's equipment acquired since inception based upon original cost was subject to lease to lessees which were investment grade lessees, or which were operating subsidiaries of entities which are investment grade companies. An investment grade lessee is a company with a credit rating of not less than Baa, as determined by Moody's Investor Services, Inc. or comparable credit ratings, as determined by other recognized credit rating services. No single lessee accounted for more than 10% of the Partnership's leasing revenue during 1995, 1994 and 1993.

The following table (which includes equipment accounted for as direct financing leases) describes the Partnership's equipment portfolio as of December 31, 1995 and 1994 by significant equipment industry type. This table excluded equipment held in inventory, which had original cost of $1,056,470 and $3,357,735 (net book value of $56,395 and $306,319) at December 31, 1995 and 1994, respectively.

                                                        DECEMBER 31      DECEMBER 31
                                                           1995             1994
EQUIPMENT TYPE(1)                                     % OF PORTFOLIO   % OF PORTFOLIO
- -------------------------------------------------------------------------------------
Industrial
  (Includes Forklifts)                                      19.55%         18.30%
Manufacturing                                               17.81          13.98
Transportation                                              14.53          15.20
Furniture and Fixtures                                      11.29          13.62
Communications                                               8.87           6.49
PCs and Workstations                                         8.14           6.54
Mining and Construction                                      7.44           6.28
Peripherals and Printers                                     7.32           4.13
Medical and Research                                         4.09           9.50
Other                                                        0.96             --
Computer Mainframes                                            --           5.96
- -------------------------------------------------------------------------------------
Total                                                      100.00%        100.00%
- -------------------------------------------------------------------------------------

(1) Includes equipment subject to direct financing leases.

10. TRANSACTIONS WITH AFFILIATES

ACQUISITION AND OPERATING STAGES

ACQUISITION OF EQUIPMENT The Partnership acquired, on an all-cash basis, equipment from CAII, an affiliate of the Managing General Partner, at purchase prices aggregating $9,148,443, $3,545,037 and $12,706,675 (not including acquisition fees) during 1995, 1994 and 1993, respectively. During 1995, 1994 and 1993, the Partnership also acquired equipment subject to lease for purchase prices aggregating $4,782,289, $7,511,115 and $3,737,589, respectively, from unaffiliated third parties.

The purchase price of the equipment acquired from CAII and the value of the equipment contributed by CAII, the Class B

                                    NINETEEN

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

Limited Partner, were equal to the lesser of the adjusted cost of the equipment or the appraised value of the equipment at the time of its acquisition by the Partnership. The adjusted cost of the equipment was equal to the price paid by CAII, plus the cost of an appraisal, CAII's cost of interim financing for the equipment and any taxes paid by CAII, less certain interim rentals received by CAII with respect to the equipment.

ACQUISITION FEE The Managing General Partner receives a fee equal to (i) 2.25% of the purchase price of equipment purchased with gross offering proceeds from the sale of Units, and (ii) 3.0% of the purchase price of equipment purchased with reinvested Partnership income as compensation for evaluating, selecting, negotiating and consummating the acquisition of the equipment. There is no acquisition fee payable with respect to the equipment contributed by the Class B Limited Partner. The Managing General Partner earned $416,551, $331,906 and $493,555 of acquisition fees attributable to the acquisition of equipment during 1995, 1994 and 1993, respectively. Acquisition fees are capitalized and depreciated with the related equipment for equipment subject to operating leases and are capitalized and included in investment in direct financing leases for equipment subject to such leases.

MANAGEMENT FEES The General Partners receive a quarterly fee in an amount equal to 2.0% of gross rentals for Full Payout Leases, as defined in the Partnership Agreement, and 5.0% of gross rentals for other leases (payable 55% to the Managing General Partner and 45% to the Administrative General Partner) as compensation for services rendered in connection with the management of the equipment. Management fees of $549,780, $607,514 and $699,426 were earned by the General Partners with regard to the rentals earned by the Partnership during 1995, 1994 and 1993, respectively.

DISPOSITION FEES The Managing General Partner is entitled to receive a subordinated disposition fee in an amount equal to the lesser of (i) 50% of the fee that would be charged by an unaffiliated party, or (ii) 3% of the gross contract price relating to each sale of equipment as compensation for negotiating and consummating sales of equipment. Subordinated disposition fees of $99,736, $61,541 and $94,805 are payable to the Managing General Partner with respect to equipment sales occurring during 1995, 1994 and 1993, respectively. These fees, which were charged to operations, are not currently payable since their payment is subordinated to the Class A Limited Partners having received cash distributions equal to their capital contributions, plus an 8% annual cumulative return (as defined in the Partnership Agreement). At December 31, 1995, cumulative subordinated disposition fees payable to the Managing General Partner totaled $342,661.

ACCOUNTABLE GENERAL AND ADMINISTRATIVE EXPENSES The General Partners are entitled to reimbursement of certain expenses paid on behalf of the Partnership, which are incurred in connection with the Partnership's operations. Such reimbursable expenses, all of which were reimbursable to the Managing General Partner, amounted to $25,000, $25,000 and $28,531 during 1995, 1994 and 1993, respectively.

11. RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

The following is a reconciliation of the net income as shown in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                    1995              1994              1993
- --------------------------------------------------------------------------------
Net income per
financial statements           $  3,957,086      $  2,670,613      $  2,686,038
   Increase (decrease)
     resulting from:
     Depreciation                (2,129,473)       (2,598,811)         (792,959)
     Direct financing
       leases                     1,175,166           851,770           644,248
     Prepaid rental
       income and
       deposits                       8,907          (398,358)         (134,546)
     Provisions for losses
       and bad debts                447,900         1,797,272         1,803,354
     Gain on sale of
       equipment                    639,453          (588,146)         (479,155)
     Prepaid rent                11,124,724                --                --
     Other                           (4,361)          330,110            89,139
- --------------------------------------------------------------------------------
   Taxable income per
     federal income tax
     return                    $ 15,219,402      $  2,064,450      $  3,816,119
- --------------------------------------------------------------------------------

The following is a reconciliation of the amount of the Partner-ship's net equity as shown in the accompanying financial statements to the tax bases of the Partnership's net assets:

                                                    1995               1994
- --------------------------------------------------------------------------------
Net Partnership equity per
   financial statements                        $ 34,113,196        $ 41,629,451
Increase (decrease)
resulting from:
   Commission and expenses
     paid in connection with the
     sale of Class A limited
     partner units                                8,952,640           8,952,640
   Distributions payable
     to partners                                  1,211,123           1,211,123
   Direct financing lease
     income                                       2,993,378           2,390,892
   Deferred rental income
     and deposits                                   911,517             902,610
   Allowances for losses                            876,439           2,415,053
   Accumulated depreciation                     (15,990,348)        (17,533,111)
   Basis of contributed equipment                  (290,785)           (462,072)
   Other                                             34,580             683,817
   Prepaid rent                                  11,124,724                  --
- --------------------------------------------------------------------------------
   Tax bases of net assets                     $ 43,936,464        $ 40,190,403
- --------------------------------------------------------------------------------

                                     TWENTY

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

12. LITIGATION

In November 1994, a series of purported class actions (the "New York Limited Partnership Actions") were filed in the United States District Court for the Southern District of New York concerning PaineWebber Incorporated sale and sponsorship of various limited Partnership investments, including those offered by the Partnership. The lawsuits were brought against PaineWebber Incorporated and Paine Webber Group, Inc. (together, "PaineWebber"), among others, by allegedly dissatisfied Partnership investors. In March 1995, after the actions were consolidated under the title In re: PaineWebber Limited Partnerships Litigation, the plaintiffs amended their complaint to assert claims against a variety of other defendants, including the Administrative General Partner of the Partnership.

The amended complaint in the New York Limited Partnership Actions alleged that, in connection with the sale of interests in the Partnership, PaineWebber and the Administrative General Partner (1) failed to provide adequate disclosure of the risks involved with the Partnership; (2) made false and misleading representations about the safety of the investments and the Partnership's anticipated performance; and (3) marketed the Partnership to investors for whom such investments were not suitable. The plaintiffs also alleged that following the sale of the Partnership, PaineWebber and the Administrative General Partner misrepresented financial information about the Partnership's value and performance. The amended complaint alleged that PaineWebber and the Administrative General Partner violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the federal securities laws. The plaintiffs sought unspecified damages, including reimbursement for all sums invested by them in the Partnership, as well as disgorgement of all fees and other income derived by PaineWebber from the Partnership. In addition, the plaintiffs also sought treble damages under RICO.

On May 30, 1995, the US District Court certified class action treatment of the plaintiffs' claims in the class action entitled In re: PaineWebber Limited Partnerships Litigation.

In January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and a plan of allocation which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Partnership.

In February 1996, approximately 150 plaintiffs filed an action entitled Abbate
v. PaineWebber Inc. in Sacramento, California Superior Court against PaineWebber Incorporated and various affiliated entities concerning the plaintiff's purchases of various limited partnership interests. The complaint alleges, among other things, that PaineWebber and its related entities committed fraud and misrepresentation and breached fiduciary duties allegedly owed to the plaintiffs by selling or promoting limited partnership investments that were unsuitable for the plaintiffs and by overstating the benefits, understating the risks and failing to state material facts concerning the investments. The complaint seeks compensatory damages of $15 million plus punitive damages.

Under certain limited circumstances, pursuant to the Partnership Agreement and other contractual obligations, PaineWebber and its affiliates, including the Administrative General Partner, could be entitled to indemnification from the Partnership for expenses and liabilities in connection with this litigation. The General Partners are unable to determine the amount, if any, of the impact of these actions on the Partner-ship's financial statements taken as a whole.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," ("SFAS No. 107") requires disclosure of fair value of certain financial instruments, whether or not reported on the balance sheet. SFAS No. 107 excludes certain items from its disclosure requirements such as the Partnership's equipment subject to operating leases.

The methods and assumptions used to estimate the fair value of each class of the financial instruments are described below.

CASH EQUIVALENTS. For cash equivalents, the carrying value approximates fair value.

RENTS AND OTHER RECEIVABLES, NET. For accounts receivable net, the carrying value approximates fair value.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES. For accounts payable and accrued liabilities, the carrying value approximates fair value.

PREPAID RENT. For prepaid rent, the carrying value approximates fair value.

PAYABLE TO AFFILIATES. For payable to affiliates, the carrying value approximates fair value.

INTEREST PAYABLE. For interest payable, the carrying value approximates fair value.

DEFERRED RENTAL INCOME AND DEPOSITS. For deferred rental income and deposits, the carrying value approximates fair value.

DISTRIBUTIONS PAYABLE TO PARTNERS. For distributions payable to partners, the carrying value approximates fair value.

DISCOUNTED LEASE RENTALS. For discounted lease rentals, the carrying values reflect market interest rates.

                                   TWENTY-ONE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Limited Partners of PaineWebber Preferred Yield Fund, L.P.

We have audited financial statements as listed in the index on page eleven herein. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PaineWebber Preferred Yield Fund, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 12 to the Financial Statements there is litigation pending against, amongst others, the Administrative General Partner, and affiliates of the Administrative General Partner. The ultimate outcome of this litigation and its effects, if any, on the Partnership cannot presently be determined.

COOPERS & LYBRAND L.L.P.
New York, New York
March 22, 1996

                                   TWENTY-TWO

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Partnership was formed on December 18, 1989, and, on March 12, 1990, the General Partners each contributed $100 to the capital of the Partnership. Between May 21, 1990 and April 19, 1991, 142,128 Units were sold at a price of $500 per Unit. Nine closings were held pursuant to which the Partnership received $71,064,000 of gross offering proceeds, of which $51,726,500 was received during 1990 and $19,337,500 was received during 1991. The Partnership incurred $8,952,640 of sales commissions and other expenses in connection with the sale of the Units, thus receiving $62,111,360 of net offering proceeds.

Although the Partnership was organized on December 18, 1989, the Partnership conducted no activities and recognized no profits or losses prior to the initial closing of Units on June 22, 1990, at which time the Partnership commenced operations.

Equipment acquisitions (including acquisition fees and expenses) since the commencement of operations have been as follows:

                                   PURCHASED
                                   WITH NET         CONTRIBUTED      PURCHASED
                                   PROCEEDS           BY THE          PURSUANT
                     TOTAL       FROM THE SALE        CLASS B            TO
                  ACQUISITION     OF CLASS A          LIMITED       REINVESTMENT
                     COST*           UNITS            PARTNER          PROGRAM
- --------------------------------------------------------------------------------
1990             $ 45,278,316     $ 39,529,865     $  5,470,464     $    277,987
1991               27,997,203       19,292,333        2,723,225        5,981,645
1992               15,780,483        3,039,218          449,161       12,292,104
1993               16,937,818               --               --       16,937,818
1994               11,388,058               --               --       11,388,058
1995               14,347,283               --               --       14,347,283
- --------------------------------------------------------------------------------
                 $131,729,161     $ 61,861,416     $  8,642,850     $ 61,224,895
- --------------------------------------------------------------------------------

* Includes investment in direct financing leases.

From inception through December 31, 1995, the Partnership sold equipment with an original cost as follows:

                                                   ORIGINAL COST
      YEAR ENDING                                 ASSOCIATED WITH
      DECEMBER 31,                              EQUIPMENT SOLD(1)(2)
      --------------------------------------------------------------
      1991                                         $ 1,074,780
      1992                                           3,928,788
      1993                                          14,916,752
      1994                                          13,247,784
      1995                                          20,352,539
      --------------------------------------------------------------
                                                   $53,520,643
      --------------------------------------------------------------

      (1) Includes investment in direct financing leases.

      (2) See "Selected Financial Data", set forth elsewhere herein, for disclosure of related gains and losses.

It is anticipated that additional equipment will be purchased (or committed for purchase) pursuant to the reinvestment program through its expiration on March 31, 1996. Cash available for reinvestment in additional leased equipment at December 31, 1995 was approximately $8,000,000. At December 31, 1995, the General Partners had identified transactions to fully commit such amount for acquisition, of which approximately $3,600,000 has actually been purchased since December 31, 1995.

Rent and other receivables, net of the allowance for doubtful accounts, decreased by $549,907 from $1,387,287 at December 31, 1994 to $837,380 at
December 31, 1995. This decrease was primarily the result of the collection efforts relating to rents receivable and the lease prepayment transaction discussed below ("Prepayment of Leases") as well as an increase in the allowance for bad debts from $75,000 at December 31, 1994 to $144,421 at December 31, 1995.

The Partnership invests working capital and cash flow from operations prior to its distribution to the partners or its reinvestment in additional equipment, in short-term, highly liquid investments. These investments are primarily short-term commercial paper issued by large domestic corporations. At March 1, 1996, the Partnership's cash of approximately $6 million was primarily invested in short-term commercial paper.

During 1995, 1994 and 1993, the Partnership received proceeds of $2,508,339, $1,812,301 and $4,520,052, respectively, by discounting, on a nonrecourse basis, certain future rental payments due the Partnership pursuant to the terms of the related leases. The notes issued for the above are collateralized by the related leases, the related lease payments and the underlying equipment.

Cash distributions of net cash flow provided by operations both declared and paid by the Partnership were $11.5 million in 1995 and 1994. In 1993, $11.5 million of distributions were declared and $11.6 million were paid. Net cash provided by operating activities was $15.7 million for 1995, $16.6 million for 1994 and $20.9 million for 1993. In the aggregate, for this three-year period net cash provided by operating activities totaled $53.3 million and cash distributions declared by the Partnership totaled $34.5 million ($34.6 million paid). Additionally, the Partnership generated proceeds from the sale of equipment of $3.2 million, $3.0 million and $3.7 million during 1995, 1994 and 1993, respectively, and repaid discounted lease rentals in the amount of $2.3 million, $1.8 million and $0.3 million in 1995, 1994 and 1993, respectively. During 1996, leases of equipment originally acquired for purchase prices of approximately $16 million are scheduled to expire, unless renewed. To the extent that leases are not renewed or re-marketed or if there are delays in selling equipment, cash flow and thus distributions could be impacted.

On December 11, 1995, the Partnership entered into a lease ("Master Lease") with an unaffiliated third party ("Master Lessee") for a term of approximately 110 months. Under the terms of the Master Lease, the Partnership assigned to the Master Lessee certain economic rights to certain user leases

                                  TWENTY-THREE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

(with remaining lease terms ranging from 10 to 55 months) originally acquired by the Partnership for purchase prices aggregating $13,879,929 (including related acquisition fees) ("Master Lease Equipment") and which represented future minimum lease rentals under non-cancelable leases totaling $7,563,186 at December 31, 1995. The Master Lessee prepaid ("Prepayment of Leases"), on a discounted basis at a rate of 8.25%, the rent due to the Partnership under the Master Lease in the amount of $11,257,741 of which $11,124,724 remained unamortized at December 31, 1995 and which is carried as prepaid rent on the balance sheet at such date. The Master Lease term exceeds the related original user lease terms. Additionally, at the inception of the Master Lease the Prepayment of Leases exceeded the aggregate of the remaining rental payments due under the user leases and the residual (salvage) value estimates for the Master Lease Equipment subject to the user leases, on an undiscounted basis. The Partnership does not have any economic obligations relating to the Master Lease Equipment subject to the Master Lease until such equipment is returned upon the expiration of the Master Lease. Upon expiration of the Master Lease, the economic benefits of all Master Lease Equipment still being leased by third parties as well as a portion of the residual value of such equipment based upon a formula will revert to the Partnership. This transaction was primarily responsible for the increase in liquidity at December 31, 1995. It is anticipated that the proceeds from the Prepayment of Leases have been or will be utilized primarily for equipment reinvestment.

Partnership equity declined by $7,516,255, or 18%, from December 31, 1994 to December 31, 1995 as a result of the declaration of cash distributions to the partners in excess of the Partnership's net income. This resulted from the fact that, unlike net income, cash flow from operating activities and proceeds from sales of equipment, which, after deducting the related repayment of discounted lease rentals, is the source of the cash utilized to make cash distributions to partners, and is not reduced by depreciation expense and provisions for equipment impairment attributable to the Partnership's equipment.

Distributions may be characterized for tax, accounting and economic purposes as a return of capital, a return on capital or both. The portion of each distribution by a partnership, which exceeds its net income for the fiscal period, may be deemed a return of capital. Based on the amount of net income reported by the Partnership for accounting purposes, approximately 68%, 83% and 85%, respectively, of the 14% yearly cash distributions to the Class A Limited Partners for the years ended December 31, 1995, 1994 and 1993 constituted a return of capital. Also, based on the amount of net income reported by the Partnership for accounting purposes, approximately 69% of the cash distributions paid to the Class A Limited Partners from inception of the Partnership through December 31, 1995 constituted a return of capital. However, the total actual return on capital over the Partnership's life can only be determined at the termination of the Partnership after all residual cash flows (which include proceeds from the re-leasing and sale of the equipment after initial lease terms expire) have been realized.

LEGAL PROCEEDINGS

In November 1994, a series of purported class actions (the "New York Limited Partnership Actions") were filed in the United States District Court for the Southern District of New York concerning PaineWebber Incorporated's sale and sponsorship of various limited partnership investments, including those offered by the Partnership. The lawsuits were brought against PaineWebber Incorporated and Paine Webber Group, Inc. (together, "PaineWebber"), among others, by allegedly dissatisfied partnership investors. In March 1995, after the actions were consolidated under the title In re: PaineWebber Limited Partnerships Litigation, the plaintiffs amended their complaint to assert claims against a variety of other defendants, including the Administrative General Partner of the Partnership.

The amended complaint in the New York Limited Partnership Actions alleged that, in connection with the sale of interests in the Partnership, PaineWebber and the Administrative General Partner (1) failed to provide adequate disclosure of the risks involved with the Partnership; (2) made false and misleading representations about the safety of the investments and the Partnership's anticipated performance; and (3) marketed the Partnership to investors for whom such investments were not suitable. The plaintiffs also alleged that following the sale of the Partnership, PaineWebber and the Administrative General Partner misrepresented financial information about the Partnership's value and performance. The amended complaint alleged that PaineWebber and the Administrative General Partner violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the federal securities laws. The plaintiffs sought unspecified damages, including reimbursement for all sums invested by them in the Partnership, as well as disgorgement of all fees and other income derived by PaineWebber from the Partnership. In addition, the plaintiffs also sought treble damages under RICO.

On May 30, 1995, the US District Court certified class action treatment of the plaintiffs' claims in the class action entitled, In re: PaineWebber Limited Partnerships Litigation.

In January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and a plan of allocation which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is

                                  TWENTY-FOUR

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Partnership.

In February 1996, approximately 150 plaintiffs filed an action entitled Abbate
v. PaineWebber Inc. in Sacramento, California Superior Court against PaineWebber Incorporated and various affiliated entities concerning the plaintiff's purchases of various limited partnership interests. The complaint alleges, among other things, that PaineWebber and its related entities committed fraud and misrepresentation and breached fiduciary duties allegedly owed to the plaintiffs by selling or promoting limited partnership investments that were unsuitable for the plaintiffs and by overstating the benefits, understating the risks and failing to state material facts concerning the investments. The complaint seeks compensatory damages of $15 million plus punitive damages.

Under certain limited circumstances, pursuant to the Partnership Agreement and other contractual obligations, PaineWebber and its affiliates, including the Administrative General Partner, could be entitled to indemnification from the Partnership for expenses and liabilities in connection with this litigation. The General Partners are unable to determine the impact, if any, of these actions on the Partnership's financial statements taken as a whole.

IMPACT OF FUTURE ADOPTION OF  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board recently issued FASB 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of" ("FAS 121"). FAS 121 requires companies to review their long-lived assets, such as the Partnership's leased equipment, and certain identifiable intangibles for impairment whenever events and changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Partnership will be required to adopt the provisions of FAS 121 as of January 1996. The General Partners believe that based upon current operations and current methods used to evaluate declines in market value, the future adoption of FAS 121 will not have a material impact on the Partnership's financial position or results of operations.

RESULTS OF OPERATIONS

Substantially all of the Partnership's revenue since the inception of the Partnership has been generated from the leasing of the Partnership's equipment to unaffiliated third parties under triple net leases, which were in effect at the time the equipment was acquired by the Partnership. The balance of the Partnership's revenue consisted of interest income from temporary investments and gains realized on the sale of equipment. The Partnership collected approximately $133,000 in final settlement of claims in a bankruptcy case, which was included in other income on the 1995 Statement of Income. The related equipment had been liquidated in prior years.

Under the terms of the Partnership's triple net leases, all expenses related to the ownership and operation of the equipment from inception through December 31, 1995 have been paid by the lessees. The Partnership records depreciation expense pertaining to the equipment and incurs management fees and certain general and administrative expenses in connection with the operation of the Partnership. General and administrative expenses consist primarily of investor reporting expenses and transfer agent and audit fees.

The Partnership performs ongoing assessments of the likelihood of lessee defaults on existing leases and the effect that any such defaults may have on the collectability of the Partnership's recorded accounts receivable, and the recoverability of recorded equipment residual values based on independent and internal evaluation of the estimated future value of equipment. Provisions for losses are recorded when it is determined that it is probable that the value of a recorded asset has declined on an other-than-temporary basis.

1995 COMPARED TO 1994

Net income for the year ended December 31, 1995 ("1995 Period") was $3,957,086 as compared to $2,670,613 for the year ended December 31, 1994 ("1994 Period"). The reason for the increase in net income was the provision for losses and bad debts of $1,797,472 in the 1994 Period as compared to only $447,900 in the 1995 Period.

Rentals from operating leases decreased by $2,407,574, or approximately 14%, in the 1995 Period as compared to the 1994 Period due to a decline in the amount of equipment subject to leases (sales and dispositions exceeded equipment purchases) as well as the effect of the continued change in the mix of equipment from shorter term, high rate leases to longer term, lower rate leases.

Direct financing lease income decreased by $18,311, or 3%, in the 1995 Period as compared to the 1994 Period, which was consistent with the financing leases in place.

The Partnership generated net gains on the sale of equipment of $179,352 in the 1995 Period as compared to the net losses of $278,882 in the 1994 Period. Generally, this was attributable to the provisions for losses taken in prior years on equipment which was sold in 1995.

Interest income increased by $51,054, or approximately 34%, due to an increase in the amount of funds available for reinvestment.

Depreciation and amortization decreased by $1,662,501, or approximately 13%, in the 1995 Period as compared to the 1994 Period due to a decline in equipment subject to leases and the provisions for losses taken in prior periods which reduced the depreciable base. The decrease in depreciation and amortization was consistent with the decrease in rental income.

                                  TWENTY-FIVE

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

Management and disposition fees decreased by $19,539, or 3%, in the 1995 Period as compared to the 1994 Period. Subordinated disposition fees increased by $38,195, or 62%, due to an increase in sales and disposition activity during the year and an increase in the sales proceeds generated. Management fees decreased by $57,734, or approximately 10%, due to the decreased rental income (including rental payments associated with financing leases) on which such fees are based.

The Partnership provided allowances for bad debts of $197,900 based upon the collectability estimates related to certain financially troubled and bankrupt lessees and provided allowances for losses (impairment to equipment value) of $250,000 for aggregate losses of $447,900 in the 1995 Period as compared to $1,797,472 in the 1994 Period. Such amounts were based upon the Partnership's analysis of recoverability at the end of each of the periods based upon third party appraisals, market conditions and anticipated cash flows as well as receivable collectability.

General and administrative expenses increased by $7,352, or approximately 3%, in the 1995 Period as compared to the 1994 Period, which was consistent with Partnership's level of activities.

Interest expense decreased by $29,361, or 10%, in the 1995 Period as compared to the 1994 Period due to the continued repayment of debt offset by the non-recourse financing obtained in November 1995.

1994 COMPARED TO 1993

The Partnership's net income was $2,670,613 for the year ended December 31, 1994 as compared to $2,686,038 for the year ended December 31, 1993, or $11.70 per Unit as compared to $10.78 per Unit. Rental income and depreciation each decreased during 1994 and management fees decreased in conjunction with the decrease in rental income on which management fees are based. Additionally, the provisions for losses required in 1994 increased by $164,843, or 10%, as compared to the provisions required in 1993.

Rentals from operating leases declined by approximately 15% for 1994 as compared to 1993. The reason for the decrease in rental revenue was:

        (i) A significant amount of equipment was sold in late 1993 which had been generating rental income for all or a portion of 1993.

        (ii) Equipment sold upon lease expiration (based on original equipment cost) exceeded equipment acquired in 1994.

        (iii) A significant portion of the equipment acquired in 1994 was subject to longer term leases than the equipment replaced.

Income from direct finance leases increased by $77,713, or 14%, in 1994 as compared to 1993 principally because of the full-year effect of certain additions to investments in direct finance leases in late 1993 as well as the addition of direct financing leases in early 1994, which exceeded the effect of the sale of certain equipment subject to direct financing leases upon their respective expirations during 1994.

The losses on sale of equipment and other, net were $278,882 in 1994 as compared to $223,353 in 1993.

Interest income decreased by 35%, or $81,699, in 1994 as compared to 1993 principally because of a reduction in the amounts available for investment.

Depreciation decreased by 23%, or $3,695,695, in 1994 as compared to 1993 principally due to the reduction in the equipment base subject to depreciation, which was caused by sales and dispositions.

Management fees and disposition fees decreased by approximately 16%, or $125,176, in 1994 as compared to 1993. Management fees decreased due to a reduction in rental revenue, upon which such fees are based. Disposition fees are based upon proceeds from sale of equipment and are subordinated to the Class A Partners receiving specified preferred return of an 8% annual cumulative return on adjusted capital.

The Partnership recorded aggregate provisions for equipment impairment totalling $1,797,472 for 1994 as compared to $1,632,629 during 1993. The increase in the provision for losses of 10%, or $164,843, in 1994 as compared to 1993 was due principally to the recognition of loss in value with respect to certain technological equipment (computer mainframes, communication equipment, computer peripherals and PCs and workstations).

General and administrative expenses increased by 48%, or $90,575, in 1994 as compared to 1993. This increase was attributable principally due to warehouse expenses relating to off-lease equipment (inventory) during 1994.

Interest expense increased by $261,414 in 1994 as compared to 1993 because substantially all of the discounting of lease rentals took place in late 1993 and during 1994.

INFLATION AND CHANGING PRICES

Inflation has not had any material impact on the operations or financial condition of the Partnership from inception through December 31, 1995. However, inflation and changing prices, in addition to other factors, may affect subsequent leasing rates and the eventual selling price of the Partnership's equipment.

                                   TWENTY-SIX

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.

                                  PARTNERSHIP
                                   DIRECTORS

                     PAINEWEBBER PREFERRED YIELD FUND, L.P.
                                -----------------
                             2424 South 130th Circle
                           Omaha, Nebraska 68144-2596
                                 (800) 288-0922


                            MANAGING GENERAL PARTNER
                                -----------------
                         CAI Equipment Leasing II Corp.


                         ADMINISTRATIVE GENERAL PARTNER
                                -----------------
                       General Equipment Management, Inc.


                         INDEPENDENT PUBLIC ACCOUNTANTS
                                -----------------
                                Coopers & Lybrand
                               New York, New York


                                  LEGAL COUNSEL
                                -----------------
                       Ballard, Spahr, Andrews & Ingersoll
                                Denver, Colorado


                                 TRANSFER AGENT
                                -----------------
                            Service Data Corporation
                                 Omaha, Nebraska

                             FORM 10-K AVAILABILITY
                         -------------------------------
           A copy of the Annual Report on Form 10-K, as filed with the
      Securities and Exchange Commission, will be furnished without charge to Class A limited partners upon request.

                                  TWENTY-SEVEN